hig06302017-10xqex21.htm
Exhibit 2.01
EXECUTION VERSION

***CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION***
***CONFIDENTIAL TREATMENT REQUESTED BY THE HARTFORD FINANCIAL SERVICES GROUP, INC.***

COMMITMENT AGREEMENT
June 23, 2017 (the “Commitment Agreement Date”)
The Prudential Insurance Company of America (“Insurer”) is pleased to provide, on the following terms, the nonparticipating allocated single premium group annuity contract, supported by an insulated separate account (the “Contract”) for The Hartford Retirement Plan for U.S. Employees (the “Plan”) in consideration of the mutual promises made and representations, warranties and covenants contained in this Commitment Agreement (this “Commitment Agreement”). For purposes of this Commitment Agreement, capitalized terms will have the meaning set forth in paragraph 12. By signing this Commitment Agreement, Insurer, The Hartford Financial Services Group, Inc. (“Company”), acting solely as plan sponsor and not a fiduciary, and State Street Global Advisors Trust Company, a subsidiary of State Street Bank and Trust Company, acting solely in its capacity as the independent fiduciary of the Plan (“Independent Fiduciary”), agree as follows:

1.
Closing. On the terms and subject to the conditions set forth in paragraph 5, the consummation of the Closing Date Transfers and the Contract Issuance (collectively, the “Closing”) will take place on June 30, 2017 if on such date all of the conditions set forth in paragraph 5 have been satisfied or waived, or if the Closing has not occurred on June 30, 2017, then such later date that is one business day after the conditions set forth in paragraph 5 have been satisfied or waived (the “Closing Date”). In addition to the actions specifically provided for elsewhere in this Commitment Agreement, each of the parties will cooperate with each other and use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part to consummate the Closing.

2.
Contract Issuance. Contemporaneously with Insurer’s receipt of the Closing Date Transfers (as defined below) and subject to the conditions set forth in paragraph 5, Company and Insurer will each duly execute the Contract and Insurer will issue and deliver to Company the Contract (the “Contract Issuance”).

a.	Group Annuity Contract. An executable copy of the Contract, including its annuity exhibit, is attached hereto as Schedule 1.

b.	Necessary Data. In order for Insurer to issue the Contract and prepare the annuity exhibit:

i.	Company has delivered the Base File (the “Annuity Exhibit File”).

ii.
Company will provide to Insurer on or before [ * * * ] access to a [ * * * ] portal containing a key that will provide [ * * * ] and the information necessary for Insurer to draft provisions of the Contract, and administer the payments thereunder [ * * * ]. The key provided to Insurer through the [ * * * ] portal will enable Insurer to decode the Base File such that Insurer will have the [ * * * ] (the “Required Data”), [ * * * ].

***CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION***

iii.	Company will deliver or cause to be delivered to Insurer on or before [ * * * ], the Final Production Data File described in Schedule 8.
If there are any delays in the delivery of the foregoing information based on the delivery dates set forth in Schedule 8 or such other delivery dates as may be designated by Insurer, Insurer may refer any Annuitized Life who contacts Insurer to the Company Contact for assistance and Insurer may, in its sole discretion, delay the mailing of the Welcome Kit and annuity certificates. The initial annuity exhibit attached to the Contract will [ * * * ]. Subject to paragraph 3.f.ii, subsequent annuity exhibits [ * * * ].

c.	Allocation of Closing Premium Amount. Upon the Contract Issuance, Insurer will allocate the Closing Premium Amount into the insulated separate account dedicated to the Contract.

d.	Tax Reporting. Upon issuance of the Contract, Insurer will be responsible for all federal and applicable state and local tax reporting required with respect to the Annuity Payments.

3.	Closing Premium.

a.
Closing Premium Amount. Independent Fiduciary will irrevocably direct the Plan Custodian to (i) pay Insurer [ * * * ] (as may be adjusted pursuant to paragraph 11.a.i., the “Closing Premium Amount”), which amount will be satisfied by (1) assigning, transferring and delivering to Insurer all rights, title and interests in and to each Eligible Asset set forth on the Transferred Asset Schedule, attached hereto as Schedule 2, as updated in accordance with paragraph 3.b, and (2) paying to Insurer cash equal to [ * * * ], if any, of (I) the [ * * * ] over (II) the [ * * * ] of the [ * * * ] of [ * * * ] as of the close of business on the [ * * * ] for each [ * * * ] and (ii) [ * * * ] ((i) and (ii), collectively, the “Closing Date Transfers”). If on or following the [ * * * ] the [ * * * ] receives any [ * * * ] with respect to [ * * * ], the [ * * * ] will be retained by the [ * * * ] unless such [ * * * ] were due to the [ * * * ] on or after the [ * * * ]. In addition, other [ * * * ] relevant to [ * * * ] will be retained by the [ * * * ]. In all cases, Company and Independent Fiduciary will work with Insurer in good faith to cause any [ * * * ] to be made to the correct party. In addition, for any [ * * * ] in respect of [ * * * ] due to the [ * * * ] that occur [ * * * ] following the [ * * * ] will work together in good faith to [ * * * ] as needed to reflect [ * * * ]. [ * * * ] acknowledges and agrees that, if the [ * * * ].

b.
Schedule 2 Updates. On the [ * * * ] business day after the Commitment Agreement Date, Insurer will deliver to Independent Fiduciary and Company an updated Schedule 2 that reflects the Fair Market Value of each Schedule 2 Asset [ * * * ]. If any dispute with respect to any such information cannot be resolved on or prior to the Closing Date, Insurer’s determination will control for purposes of the Closing Date Transfers but Independent Fiduciary may direct the Plan Custodian to immediately commence an arbitration dispute with respect to any such information. On the Closing Date, Insurer will, if needed, update Schedule 2 to reflect the removal of [ * * * ]. Insurer will, if needed, further update Schedule 2 to reflect the removal of [ * * * ] and is returned to the Plan Custodian in accordance therewith.

c.
[ * * * ]. On and as of the business day prior to the Closing Date, Insurer will provide to Independent Fiduciary and Company [ * * * ]. Prior to the Closing Date, Company will confirm to Insurer in writing that such information is accurate and complete or will provide any additions, deletions or corrections to such information. If any dispute with respect to any such information cannot be resolved on or prior

***CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION***

to the day prior to the Closing Date, Insurer’s [ * * * ] will control for purposes of the Closing Date Transfers but Independent Fiduciary may direct the Plan Custodian to immediately commence an arbitration dispute with respect to any such information.

d.
[ * * * ]. By written notice to the other party on or before the fifth business day following the Closing Date, Company or Insurer may identify [ * * * ] and the parties will work in good faith for seven business days following the receipt of such notice to agree on which, if any, [ * * * ]. If the parties agree that [ * * * ] within such seven business days following the receipt of such notice, then, on or before the date that is three business days following such agreement, Independent Fiduciary will promptly cause the Plan Custodian to pay to Insurer an amount, in cash, equal to [ * * * ], and, simultaneously with receipt of such payment from the Plan Custodian, Insurer will return [ * * * ] to the Plan Custodian together with [ * * * ].

e.
Interim Post-Closing [ * * * ]. Schedule 3 provides a description of the methodologies and procedures by which Insurer will calculate the Interim Post-Closing [ * * * ]. Insurer, Company and Independent Fiduciary will cooperate in good faith in calculating the Interim Post-Closing [ * * * ] subject to the following acknowledgements, limitations and conditions:

i.
Interim True-Up File. Twenty business days before the Interim True-Up Date, Insurer will send to Company, in the form of a changes only file that incorporates any updates to [ * * * ] included in the Base File, as supplemented by the data provided pursuant to paragraph 2.b, reflecting any [ * * * ] known to Insurer as of the Interim Data Finalization Date (the “Interim True-Up File”).

ii.	[ * * * ] and Annuity Exhibit.

1.
To the extent that Company discovers or has any [ * * * ] after [ * * * ] and before the Interim Data Finalization Date, Company will provide written notice of such [ * * * ] as promptly as reasonably practicable to Insurer. Insurer will only be responsible for incorporating into the calculation of the Interim Post-Closing [ * * * ]. Such incorporation is subject to Insurer’s agreement with such [ * * * ] and any limitations on incorporating such [ * * * ] into the Interim Post-Closing [ * * * ] set forth in Schedule 3.

2.
Ten business days before the Interim True-Up Date, Insurer will deliver to Company the revised annuity exhibit utilizing and consistent with the Interim True-Up File and reflecting any [ * * * ] in accordance with paragraph 3.e.i and Schedule 3. Six business days before the Interim True-Up Date, Company will respond to Insurer with any questions on the revised annuity exhibit. Insurer and Company will cooperate in good faith to resolve any discrepancies on or before the fourth business day before the Interim True-Up Date and Insurer will reflect in the revised annuity exhibit any changes that have been agreed to on or before such fourth business day.

iii.	Interim Post-Closing [ * * * ] Calculation. Three business days before the Interim True-Up Date, Insurer will send the calculation of the Interim Post-Closing [ * * * ] to Company.

iv.	Interim [ * * * ] Payment. The Interim Post-Closing [ * * * ] will be paid on the Interim True-Up Date as follows: (1) if the Interim Post-Closing [ * * * ] is a positive number, then Independent

***CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION***

Fiduciary will irrevocably direct the Plan Custodian to pay to Insurer an amount, in cash, equal to the [ * * * ] or (2) if the Interim Post-Closing [ * * * ] is a negative number, then Insurer will pay to the Plan Custodian an amount, in cash, equal to [ * * * ]. Upon payment of the Interim Post-Closing [ * * * ], Company and Insurer will amend the Contract on the Interim True-Up Date to reflect such Interim Post-Closing [ * * * ] and payment thereof and the revised annuity exhibit.

f.
Final [ * * * ]. Schedule 3 provides a description of the methodologies and procedures by which Insurer will calculate the Final [ * * * ]. Insurer, Company and Independent Fiduciary will cooperate in good faith in calculating the Final [ * * * ] subject to the following acknowledgements, limitations and conditions:

i.
Final True-Up File. Twenty business days before the Final True-Up Date, Insurer will send to Company, in the form of a changes only file that incorporates any updates to [ * * * ] included in the Base File, as supplemented by the data provided pursuant to paragraph 2.b, reflecting any [ * * * ] known to Insurer as of the Data Finalization Date that were not included in the Interim True-Up File (the “Final True-Up File”).

ii.	[ * * * ] and Annuity Exhibit.

1.
To the extent that Company discovers or has any [ * * * ] after the Interim Data Finalization Date and before the Data Finalization Date, Company will provide written notice of such [ * * * ] as promptly as reasonably practicable to Insurer. Insurer will only be responsible for incorporating into the calculation of the Final [ * * * ]. Such incorporation is subject to Insurer’s agreement with such [ * * * ] and any limitations on incorporating such [ * * * ] into the Final [ * * * ] set forth in Schedule 3.

2.
Ten business days before the Final True-Up Date, Insurer will deliver to Company the revised annuity exhibit utilizing and consistent with the Final True-Up File and reflecting any [ * * * ] in accordance with paragraph 3.f.i and Schedule 3. Six business days before the Final True-Up Date, Company will respond to Insurer with any questions on the revised annuity exhibit. Insurer and Company will cooperate in good faith to resolve any discrepancies on or before the fourth business day before the Final True-Up Date and Insurer will reflect in the revised annuity exhibit any changes that have been agreed to on or before such fourth business day. Company acknowledges and agrees that the revised annuity exhibit will not include [ * * * ]. [ * * * ] will cooperate and use their respective reasonable best efforts, including [ * * * ] in a form acceptable to [ * * * ] for [ * * * ] to deliver the [ * * * ].

iii.	Final [ * * * ] Calculation. Three business days before the Final True-Up Date, Insurer will send the calculation of the Final [ * * * ] to Company.

iv.
Final [ * * * ] Payment. The Final [ * * * ] will be paid on the Final True-Up Date as follows: (1) if the Final [ * * * ] is a positive number, then Independent Fiduciary will irrevocably direct the Plan Custodian to pay to Insurer an amount, in cash, equal to [ * * * ] or (2) if the Final [ * * * ] is a negative number, then Insurer will pay to the Plan Custodian an amount, in cash, equal to [ * * * ]. Upon payment of the Final [ * * * ], Company and Insurer will amend the Contract on the Final True-Up Date to reflect such Final [ * * * ] and payment thereof and the revised annuity exhibit.

***CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION***

g.
Available Assets. The Plan’s assets currently held by the Plan Custodian are sufficient to enable the Plan Custodian to pay all amounts that it is directed to pay to Insurer by Independent Fiduciary pursuant to this Commitment Agreement.

4.	Representations and Warranties.

a.	Company Representations and Warranties. Company hereby represents and warrants to Insurer and Independent Fiduciary as of the Commitment Agreement Date and as of the Closing Date that:

i.
Due Organization, Good Standing and Corporate Power. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its performance of its obligations in the Commitment Agreement and the transactions contemplated hereunder makes such qualification or licensing necessary, except in such jurisdictions where the failure to be in good standing or so qualified or licensed would not be material. Company has all requisite power and authority to enter into and carry out its obligations under this Commitment Agreement and to consummate the transactions contemplated to be undertaken by Company in this Commitment Agreement.

ii.
Accuracy of Information. To Company’s knowledge, (1) the mortality experience data file provided by or on behalf of Company to Insurer identified on Schedule 4 did not contain any misstatements or omissions that were, in the aggregate, material, and (2) the data in respect of benefit amounts before and after any social security offset, dependent spouse death pension annuity amounts, any future benefit change dates, forms of annuities and the census data for name, date of birth, date of death, state of residence, social security or federal taxpayer identification number, lump-sum indicator, status (beneficiary in pay or participant), years of service or pre-commencement death benefit factor, in each case, with respect to the potential Annuitized Lives that was furnished by or on behalf of Company to Insurer, was not generated using any materially incorrect systematic assumptions or material omissions.

iii.
Plan Investments. There are no commingled investment vehicles that hold Plan Assets, the units of which are or will be Plan Assets involved in the transactions contemplated by this Commitment Agreement. No Plan Assets that are or will be involved in the transactions contemplated by this Commitment Agreement are or will be managed by any investment manager listed on Schedule 5, and no investment advisor listed on Schedule 5 renders or will render investment advice (within the meaning of ERISA § 3(21)(A)(ii)) with respect to those assets. The Plan Assets that are or will be involved in the transactions contemplated by this Commitment Agreement will, immediately prior to the Closing, be exclusively managed by [ * * * ]. [ * * * ] has not engaged any sub-managers or advisors with respect to its management of the Plan Assets that are or will be involved in the transactions contemplated by this Commitment Agreement.

iv.
Compliance with ERISA. The Plan is maintained under and is subject to ERISA and, to Company’s knowledge, is in compliance with ERISA in all material respects. To Company’s knowledge, no event has occurred that is reasonably likely to result in the Plan losing its status as qualified by the Code for preferential tax treatment under Code §§ 401(a) and 501(a). All Plan amendments necessary to effect the transactions contemplated by this Commitment Agreement and all other

***CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION***

agreements it contemplates have been duly executed and, to the extent that they require authorization by Company, have been duly authorized and made by Company.

v.
Independent Fiduciary. Independent Fiduciary has been duly appointed as independent fiduciary of the Plan with respect to the purchase of one or more group annuity contracts to (1) be the designated fiduciary responsible for selecting one or more insurers to provide annuities in accordance and compliance with the ERISA Requirements, (2) determine whether the transactions contemplated by this Commitment Agreement and in the Contract satisfy ERISA, (3) represent the interests of the Plan and its participants and beneficiaries in connection with the transaction and the negotiation of the Commitment Agreement and, to the extent set forth in the engagement letter between The Hartford Pension Fund Trust and Investment Committee and Independent Fiduciary dated March 20, 2017 (the “IF Engagement Letter”), the terms of any agreements with Insurer, including the Contract and the annuity certificates, (4) direct the Plan Custodian on behalf of the Plan to transfer the Closing Date Transfers in connection with the consummation of the transactions contemplated by this Commitment Agreement and any amounts required pursuant to paragraphs 3.d, 3.e.iv and 3.f.iv and (5) take all other actions on behalf of the Plan necessary to effectuate the foregoing to the extent set forth in the IF Engagement Letter.

vi.
Plan Custodian Is Directed Custodian. The Plan Custodian has been duly appointed as the directed custodian of the Plan and will be directed by Independent Fiduciary and is obligated to follow Independent Fiduciary’s directions to effectuate and consummate the transactions contemplated by this Commitment Agreement and the IF Engagement Letter.

vii.
No Commissions. No fees, commissions or payments are or will be owed by Company to any individual or entity in connection with the transactions contemplated by this Commitment Agreement and all other agreements it contemplates for which any other party, or its respective affiliates or representatives, could be liable.

viii.
Enforceability. This Commitment Agreement is duly executed and delivered by Company, and is a valid and binding obligation of Company and enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (such exceptions, as applicable to any person, the “Enforceability Exceptions”). The execution, delivery and performance of this Commitment Agreement by Company, and the consummation by Company of the transactions contemplated to be undertaken by Company do not (1) violate or conflict with any law or order of any governmental authority applicable to Company, (2) require any governmental approval, (3) violate or conflict with (I) any provision of the Plan and any documents and instruments governing the Plan as contemplated under ERISA § 404(a)(1)(D) (the “Plan Governing Documents”), the certificates or articles of incorporation, bylaws, code of regulations or the comparable governing documents of Company or (II) any law or order of any governmental authority applicable to the Plan Governing Documents, (4) require any governmental approval or (5) require any consent of or other action by any person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any contract to which Company is a

***CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION***

party, except where the occurrence of any of the foregoing would not have a material adverse effect on Company’s ability to consummate the transactions contemplated by this Commitment Agreement.

b.
Independent Fiduciary Representations and Warranties. Independent Fiduciary hereby represents and warrants to Company and Insurer as of the Commitment Agreement Date and as of the Closing Date, and with respect to paragraph 4.b.iii.4 only, as of any other date on which the Plan Custodian pays cash or assets to Insurer in connection with the transactions contemplated by this Commitment Agreement or the Contract, that:

i.
Due Organization, Good Standing and Corporate Power. Independent Fiduciary is a trust company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Independent Fiduciary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its performance of its obligations in the Commitment Agreement and the transactions contemplated hereunder makes such qualification or licensing necessary, except in such jurisdictions where the failure to be in good standing or so qualified or licensed would not be material. Independent Fiduciary has all requisite power and authority to enter into and carry out its obligations under this Commitment Agreement and to consummate the transactions contemplated to be undertaken by Independent Fiduciary in this Commitment Agreement.

ii.	Independent Fiduciary Compliance with ERISA.

1.
Independent Fiduciary meets the requirements of, and in the transactions contemplated by this Commitment Agreement is acting as, an “investment manager” under ERISA § 3(38), and further constitutes a “qualified professional asset manager” under the U.S. Department of Labor Prohibited Transaction Class Exemption 84-14 solely with respect to the transfer of assets to Insurer in connection with the transactions contemplated by this Commitment Agreement and the Contract (but not the selection of such assets or the management of such assets prior to the transfer).

2.
Independent Fiduciary has accepted, and has not rescinded or terminated, its designation as the designated fiduciary of the Plan with authority to select one or more insurers to issue one or more group annuity contracts in the IF Engagement Letter (a true and correct copy of which has been provided to Insurer, except that the fees to be paid to Independent Fiduciary have been redacted), and Independent Fiduciary reaffirms its fiduciary status as set forth in the IF Engagement Letter.

3.
Independent Fiduciary has accepted, and has not rescinded or terminated, appointment as independent fiduciary of the Plan to (I) be the sole fiduciary responsible for selecting one or more insurers to provide annuities in accordance and compliance with the ERISA Requirements, (II) determine whether the transactions contemplated by this Commitment Agreement and in the Contract satisfy ERISA, (III) represent the interests of the Plan and its participants and beneficiaries in connection with the transaction and the negotiation of a commitment agreement and the terms of any agreements with Insurer, including the Contract and the annuity certificates, (IV) direct the Plan Custodian on behalf of the Plan to transfer

***CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION***

the Closing Date Transfers in connection with the consummation of the transactions contemplated by this Commitment Agreement and any amounts required pursuant to paragraphs 3.d, 3.e.iv and 3.f.iv and (V) take all other actions on behalf of the Plan necessary to effectuate the foregoing to the extent set forth in the IF Engagement Letter.

4.
Independent Fiduciary is fully qualified and has the requisite expertise together with its reliance on its consultant, Aon Hewitt Investment Consulting, Inc., and its counsel, Morgan Lewis & Bockius, to serve as an independent fiduciary in connection with the transactions contemplated by this Commitment Agreement, and it is independent of Company and Insurer within the meaning of 29 C.F.R. § 2570.31(j).

iii.	ERISA-Related Determinations.

1.
Independent Fiduciary has selected Insurer to issue the Contract as set forth in this Commitment Agreement and such selection, the transactions contemplated by this Commitment Agreement and the Contract (including its terms) each satisfies the ERISA Requirements.

2.
The transactions contemplated by this Commitment Agreement and the purchase of the Contract do not result in a transaction prohibited by ERISA § 406 or Code § 4975, for which no statutory exemption or U.S. Department of Labor class exemption is available, provided that the representations in paragraph 4.a.iii and 4.c.iii are true and correct in all material respects as of the Closing Date.

3.
The Plan (I) will receive no less than “adequate consideration” for the Closing Premium Amount, as adjusted by any [ * * * ] in accordance with paragraphs 3.e and 3.f, and (II) will pay no more than “adequate consideration” for the Contract, in each case within the meaning of “adequate consideration” under ERISA § 408(b)(17)(B) and Code § 4975(f)(10).

4.
Independent Fiduciary is responsible for exercising independent judgment in evaluating any transactions that the Plan engages in with Insurer (including the purchase of the Contract). Independent Fiduciary is not an affiliate of Insurer and does not have a financial interest, ownership interest or other relationship, agreement or understanding with Insurer that would limit or might otherwise affect its ability to exercise its best judgment as a fiduciary. Independent Fiduciary holds, or has under management or control, total assets of at least $50 million, as described in 29 C.F.R. § 2510.3-21(c)(1)(i)(E) (as amended from time to time). Independent Fiduciary understands that Insurer did not undertake and is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with any transactions that the Plan engages in with Insurer (including purchase of the Contract) and that Independent Fiduciary is exercising independent judgment in evaluating any such transactions.

iv.
No Commissions. No fees, commissions or payments are or will be owed by Independent Fiduciary to any individual or entity in connection with the transactions contemplated by this Commitment Agreement and all other agreements it contemplates for which any other party, or its respective affiliates or representatives, could be liable.

***CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION***

v.
Enforceability. This Commitment Agreement is duly executed and delivered by Independent Fiduciary, and is a valid and binding obligation of Independent Fiduciary and enforceable against Independent Fiduciary in accordance with its terms, subject to the Enforceability Exceptions. The execution, delivery and performance of this Commitment Agreement by Independent Fiduciary, and the consummation by Independent Fiduciary of the transactions contemplated to be undertaken by Independent Fiduciary do not (1) violate or conflict with the certificates or articles of incorporation, bylaws, code of regulations or the comparable governing documents of Independent Fiduciary, (2) violate or conflict with any law or order of any governmental authority applicable to Independent Fiduciary, (3) require any governmental approval, (4) violate or conflict with any law or order of any governmental authority applicable to any provision of the Plan Governing Documents or (5) require any consent of or other action by any person.

c.	Insurer Representations and Warranties. Insurer hereby represents and warrants to Company and Independent Fiduciary as of the Commitment Agreement Date and as of the Closing Date that:

i.
Due Organization, Good Standing and Corporate Power. Insurer is a life insurance company, duly organized, validly existing and in good standing under the laws of the State of New Jersey. Insurer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its performance of its obligations in the Commitment Agreement and the transactions contemplated hereunder makes such qualification or licensing necessary, except in such jurisdictions where the failure to be in good standing or so qualified or licensed would not be material. Insurer has all requisite power and authority to enter into and carry out its obligations under this Commitment Agreement and to consummate the transactions contemplated to be undertaken by Insurer in this Commitment Agreement.

ii.	Compliance with Laws. The business of insurance conducted by Insurer has been and is being conducted in material compliance with applicable laws.

iii.
Relationship to the Plan. Insurer is not (1) a trustee of the Plan (other than a non-discretionary trustee who does not render investment advice with respect to any assets of the Plan), (2) a plan administrator (within the meaning of ERISA § 3(16)(A)) or (3) an employer any of whose employees are covered by the Plan. Schedule 5 sets forth a true and complete list of (I) Insurer and Insurer’s affiliates that are investment managers within the meaning of ERISA § 3(38) and (II) without duplication of clause (I), Insurer and Insurer’s affiliates that are registered as investment advisers under the Investment Advisers Act of 1940; provided, however, that solely with respect to the representation and warranty as to Schedule 5 to be made by Insurer on and as of the Closing Date, Insurer may update Schedule 5 through the Closing Date by providing a written update to Company so that the information included therein is current on and as of the Closing Date.

iv.
No Post-Closing Liability. Following the Closing Date, the Plan, Independent Fiduciary and Company and their respective affiliates and representatives will not have any liability to pay any Annuity Payments.

v.	RBC Ratio. Insurer’s most recent Projected RBC Ratio is [ * * * ], and, to Insurer’s knowledge, no [ * * * ] has occurred between the date of Insurer’s most recent Projected RBC Ratio and the

***CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION***

Commitment Agreement Date that would be expected to cause Insurer’s Projected RBC Ratio to [ * * * ].

vi.
No Commissions. No fees, commissions or payments are or will be owed by Insurer to any individual or entity in connection with the transactions contemplated in this Commitment Agreement and all other agreements it contemplates for which any other party, or its respective affiliates or representatives, could be liable. Insurer expressly acknowledges that it has provided no compensation, directly or indirectly, to any consultant or advisor set forth on Schedule 6 retained by Company in connection with the transactions contemplated in this Commitment Agreement.

vii.
Enforceability. This Commitment Agreement is duly executed and delivered by Insurer, and is a valid and binding obligation of Insurer and enforceable against Insurer in accordance with its terms, subject to the Enforceability Exceptions. The execution, delivery and performance of this Commitment Agreement by Insurer and the consummation by Insurer of the transactions contemplated to be undertaken by Insurer do not (1) violate or conflict with any provision of its certificates or articles of incorporation, bylaws, code of regulations or the comparable governing documents, (2) except for the filings and approvals of state insurance governmental authorities in the states listed on Schedule 7, violate or conflict with any law or order of any governmental authority applicable to Insurer or (3) require any consent of or other action by any person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any contract to which Insurer is a party, except where the occurrence of any of the foregoing would not have a material adverse effect on Insurer’s ability to consummate the transactions contemplated by this Commitment Agreement. No filing or approval is required to issue the annuity certificates in accordance with the Contract, other than any filing made or approval received as of the date of this Commitment Agreement and filings with and approvals of state insurance governmental authorities in the states listed on Schedule 7.

viii.
The Contract. The Contract, when executed contemporaneously with completion of the Closing Date Transfers, will be duly executed and delivered by Insurer and will be a valid and binding obligation of Insurer and enforceable against Insurer by the contract-holder and each Annuitized Life in accordance with its terms, subject to the Enforceability Exceptions. The Contract has been filed and approved by the Connecticut Insurance Department. In the event contract-holder ceases to exist, or notifies Insurer that it will cease to perform its obligations under the Contract, the Contract will remain a valid and binding obligation of Insurer and enforceable against Insurer by each Annuitized Life in accordance with its terms, subject to the Enforceability Exceptions. At all times, the right to a benefit under the Contract, in accordance with the Contract’s terms, will be enforceable by the sole choice of the Annuitized Life to whom the benefit is owed by the Contract, subject to the Enforceability Exceptions.

5.
Conditions to Close. The parties’ obligations to consummate the transaction contemplated by this Commitment Agreement in connection with the Closing, including Independent Fiduciary’s obligation to direct the Plan Custodian to consummate transactions contemplated by this Commitment Agreement, is subject to the condition that no order, decision, injunction (preliminary or otherwise) or judgment entered,

***CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION***

issued, made or rendered by any governmental authority will be in effect that prohibits consummation of any of the transactions contemplated by this Commitment Agreement and no action initiated against any party or the Plan or any of its fiduciaries by a governmental authority that seeks to enjoin the consummation of the transactions contemplated by this Commitment Agreement or that otherwise asserts that the transactions contemplated by this Commitment Agreement violate applicable law will have been filed or commenced and then be pending.

6.	Administration and Transfer.

a.
Administrative Transition. Company will provide or cause to be provided to Insurer the information reasonably needed to administer the payments under the Contract, including, as necessary, access to subject matter experts to address any questions Insurer may have regarding the benefit provisions, and will complete or cause to be completed all processes set forth in Schedule 8 required of Company, or to be carried out by any affiliates, representatives or service providers of Company, the Plan or Plan Custodian. Company and Insurer will use commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things necessary to coordinate the takeover by Insurer of all administration responsibilities necessary to effectively provide recordkeeping and administration services regarding payments under the Contract commencing on [ * * * ]. Company will provide Insurer with final census data in good order on or before [ * * * ] in order for Insurer to provide recordkeeping and administration services regarding payments under the Contract commencing on [ * * * ]. Company and Insurer agree to cooperate with each other in the takeover of such recordkeeping and administration services, including that Company will cooperate with Insurer to ensure any third-party service provider provides Insurer with any information or records relating to the Plan benefits and the Annuitized Lives in its possession that Insurer reasonably requires to perform such services, including any information or records set forth in Schedule 8.

b.
Call Center and Company Contact. Representatives of Insurer at its customer service center will from [ * * * ], until Insurer’s call center for this transaction becomes available on [ * * * ], respond to inquiries from Annuitized Lives (or any other caller) by providing a general description, mutually agreed by Insurer and Company, of Insurer’s financial strength, the transfer of benefits (but not advising as to whether a caller is or is not an Annuitized Life) and referring the Annuitized Lives (or any other caller) to the current Plan administration customer line. Company will not and will cause its affiliates and representatives not to release Insurer’s contact information to any Annuitized Life prior to the mailing of the Welcome Kit by Insurer. Insurer will maintain, at its cost and expense, a toll-free phone number and a website (the “Call Center”) that will be available starting from [ * * * ] for Annuitized Lives to contact Insurer with questions related to the Contract and the annuity certificates. For a period of five years following the Closing Date, Company will maintain, at its cost and expense, a point of contact (the “Company Contact”) that will be available from and after the Closing Date and to which Insurer may refer Annuitized Lives who pose questions related to their Plan benefits. If an Annuitized Life contacts Company with questions related to the Contract and the annuity certificates, Company may refer the Annuitized Life to the Call Center. If an Annuitized Life contacts Insurer with questions related to their Plan benefits, Insurer may refer the Annuitized Life to the Company Contact.

c.	State Guaranty Association Coverage. Insurer will pay all assessments due to the applicable state guaranty associations, and will report the Closing Premium Amount on its statutory filings, in each

***CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION***

case, as required with respect to the Contract under applicable law and rules of applicable state guaranty associations.

7.	Public Announcements and Other Communications.

a.
Press Releases. No party (or its advisors or representatives) to this Commitment Agreement will issue or cause the publication of any press release or public announcement in respect of this Commitment Agreement or the transactions contemplated by this Commitment Agreement without the prior written consent of the other parties (which consent will not be unreasonably withheld, conditioned or delayed), except as may be required by law or applicable securities exchange rules, in which case the party required to publish such press release or public announcement will allow the other parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication. Notwithstanding anything to the contrary in this paragraph 7.a, Company may issue a press release substantially in the form attached as Schedule 9, and Insurer, within two business days following Company’s issuance of its press release, may issue a statement on its website substantially in the form attached as Schedule 10, and each party may reasonably respond to inquiries from the news media following the publication of such press releases and such party will notify the other parties of any such inquiries.

b.
No Insurer Communications. From the Commitment Agreement Date until the issuance of any annuity certificate by Insurer to an annuitant, other than as provided for in this Commitment Agreement, without Company’s prior written consent, (i) Insurer will cause the employees of its retirement services business unit not to initiate any contact or communication with any participant or beneficiary of the Plan in connection with any transactions other than those transactions contemplated by this Commitment Agreement and (ii) Insurer will not, and will cause all of its affiliates not to, provide any of their respective insurance agents, wholesalers, retailers or other representatives with any contact information of such participants and beneficiaries of the Plan obtained from Company or any of its representatives in connection with the transactions contemplated by this Commitment Agreement, except for those representatives of Insurer or any of their respective affiliates who need to know such information for purposes of the transactions contemplated by this Commitment Agreement and agree to comply with the requirements of this Commitment Agreement. However, this paragraph 7.b will not restrict employees of Insurer’s retirement services business unit from contacting any participant or beneficiary of the Plan in connection with, or to facilitate, Insurer’s performance of its obligations under the Contract, the annuity certificates or this Commitment Agreement. Until the issuance of an annuity certificate by Insurer to an annuitant, other than as provided for in this Commitment Agreement, if any participant or beneficiary of the Plan contacts an employee of Insurer’s retirement services business unit, Insurer and Company will cooperate to coordinate a response to such participant or beneficiary of the Plan.

c.
Sale or Promotion of Insurer’s Other Products. From the Commitment Agreement Date until the date that is [ * * * ], Insurer agrees that neither it nor its affiliates, respective insurance agents, wholesalers, employees, brokers, retailers or other representatives will use Confidential Information with respect to prospective Annuitized Lives to contact Annuitized Lives to sell or promote its other products. Nothing in this paragraph 7.c will prohibit Insurer or its affiliates, respective insurance agents, wholesalers, employees, brokers, retailers or other representatives who (i) already knew the Confidential Information prior to the confidential disclosure by Company, (ii) independently developed

***CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION***

the Confidential Information not in breach of the Company NDA or the IFID NDA or paragraph 10 of this Commitment Agreement, (iii) obtained Confidential Information already known to the public or (iv) received the Confidential Information from a source other than employees of Insurer’s retirement services business unit, from contacting prospective Annuitized Lives or Annuitized Lives to sell or promote Insurer’s other products.

d.
SEC Filings. If Company concludes that disclosure of this Commitment Agreement is required by the rules of the Securities and Exchange Commission (“SEC”), (i) Company and Insurer will cooperate to make an application by Company with the SEC for confidential treatment of information relating to the pricing of the Contract and such other information as Company and Insurer mutually conclude is competitively sensitive from the perspective of Company or Insurer or otherwise merits confidential treatment and (ii) Company will include Insurer in any material correspondence (written or oral) with the SEC regarding such application for confidential treatment, and Company and Insurer will otherwise reasonably cooperate in connection with such application, including by Company proposing to redact confidential portions of documents as to which the SEC staff seeks disclosure.

8.	Welcome Kit and Annuity Certificates.

a.
Cooperation. Insurer, Company and Independent Fiduciary will cooperate in good faith to agree on communications to be provided prior to the Interim Data Finalization Date (or delivery of annuity certificates, if later) to annuitants, including the Welcome Kit and the annuity certificates; provided, however, that the annuity certificates will provide that the annuitant has the right to enforce all provisions of the Contract, including provisions with respect to such annuitant’s Annuity Payments, solely against Insurer and against no other person including the Plan, Independent Fiduciary, Company or any affiliate thereof.

b.
Welcome Kit. On or before [ * * * ], Insurer will mail a welcome kit to annuitants under the Contract (the “Welcome Kit”); provided, that Insurer will begin the process of mailing the Welcome Kit by [ * * * ]. Insurer will send a preliminary draft of the Welcome Kit to Company and Independent Fiduciary as soon as practicable, and Insurer will consider in good faith any comments made by Company or Independent Fiduciary on or before five business days after they receive the preliminary draft of the Welcome Kit from Insurer.

c.
Annuity Certificates. Insurer will use commercially reasonable efforts to obtain all regulatory approvals that are necessary for the issuance of any annuity certificate. Insurer will mail an annuity certificate to (i) each immediate annuitant by [ * * * ] and (ii) each deferred annuitant no more than [ * * * ] following the mailing of the Welcome Kit, subject to receiving regulatory approvals for any such annuity certificate, if needed. To the extent that any changes are made to the forms of annuity certificates or the related benefit terms after Company, Insurer and Independent Fiduciary have agreed on the forms of annuity certificates to be filed and the related benefit terms, the mailing of an annuity certificate to each applicable annuitant will be extended by the number of days elapsed since Company, Insurer and Independent Fiduciary had first agreed on the form of such annuity certificate and the related benefit terms. Notwithstanding anything to the contrary in this paragraph 8.c, in the event that Insurer has not been provided with the Required Data for any annuitant, contingent annuitant, deferred annuitant, dependent spouse, alternate payee, beneficiary or any other payee, Insurer may delay the mailing of the Welcome Kit and annuity certificate to such annuitant, contingent annuitant, deferred

***CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION***

annuitant, dependent spouse, alternate payee, beneficiary or any other payee until such time as Insurer has been provided with the Required Data.

d.
Claims Procedures. From and after the Annuity Commencement Date, Insurer will maintain written rules and procedures to govern the submission to Insurer of claims, claims appeals and requests by Annuitized Lives regarding Annuity Payments. Such written rules and procedures will be otherwise consistent with Insurer’s standard rules and procedures for handling inquiries from annuitants covered by its group annuity contracts, as the same may change from time to time.

9.
Indemnification by Insurer. From and after the Closing, Insurer agrees to indemnify, defend and hold Company, the Plan, Independent Fiduciary and any other person acting as fiduciary or agent for the Plan and their respective affiliates, officers, directors, stockholders, employees, agents and other representatives (each, an “Indemnified Party”) harmless from and against any and all liabilities (in each case, including reasonable out-of-pocket expenses and reasonable fees and expenses of counsel) to the extent arising out of or relating to the portion of any action, lawsuit, proceeding, investigation, demand or other claim against the Indemnified Party by a third party that is threatened or brought against or that involves an Indemnified Party and that arises out of or relates to any failure, or alleged failure, by Insurer to perform or comply with the terms of the Contract including making the payments in respect of the Annuitized Lives to be made pursuant to the Contract (collectively, “Indemnified Claims”).

a.	Procedures for Indemnification Claims.

i.
Any Indemnified Party making a claim for indemnification for Indemnified Claims under this paragraph 9 will notify Insurer of each Indemnified Claim in writing, promptly after receiving notice of such, describing the Indemnified Claim, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail. However, an Indemnified Party’s failure to notify Insurer will not relieve Insurer of its obligations under this paragraph 9 except to the extent that (and only to the extent that) such failure caused or would reasonably be expected to cause, the indemnifiable liabilities to be greater than such liabilities would have been had the Indemnified Party given Insurer prompt notice.

ii.
Insurer will have the right at any time to assume the defense against any Indemnified Claim with counsel of choice reasonably satisfactory to the Indemnified Party and control the defense of such Indemnified Claim.

iii.
From and after the date that Insurer has assumed and is conducting the defense of an Indemnified Claim in accordance with paragraph 9.a.ii, (1) each Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in, but not control, the defense of such Indemnified Claim, (2) each Indemnified Party may retain separate counsel at its sole cost and expense to control the defense of any portion of the action, lawsuit, proceeding, investigation, demand or other claim against the Indemnified Party that is not an Indemnified Claim (the “Uncovered Claim”), (3) Insurer and the Indemnified Party will cooperate fully with each other and any of their respective counsel in connection with the defense, negotiation or settlement of any such Indemnified Claim or (if the Indemnified Party retains counsel for the Uncovered Claim) the Uncovered Claim, including providing access to any relevant books and records, properties, employees and representatives, provided that, for avoidance of doubt, the foregoing will not require

***CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION***

any person to waive, or take any action that has the effect of waiving, its attorney-client privilege, attorney work product or any other applicable privilege with respect thereto, (4) Insurer will not consent to the entry of any judgment on or enter into any settlement with respect to such Indemnified Claim without the Indemnified Party’s prior written consent (which will not be unreasonably withheld, conditioned or delayed) unless the judgment or proposed settlement or other equitable relief would adversely impact the Indemnified Party, adversely impact the Plan’s tax-qualified status or admit liability on the part of any Indemnified Party, (5) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to such Indemnified Claim without Insurer’s prior written consent (which will not be unreasonably withheld, conditioned or delayed) and (6) the Indemnified Party may consent to the entry of any judgment or enter into any settlement with respect to the Uncovered Claim without Insurer’s prior consent.

iv.
If Insurer has not assumed the defense of an Indemnified Claim after receiving notice of the Indemnified Claim, (1) the Indemnified Party may defend against the Indemnified Claim in any manner it reasonably determines to be appropriate, (2) Insurer will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Indemnified claim (including reasonable attorneys’ fees and expenses allocable to such Indemnified Claim) to the extent such costs are liabilities for which the Indemnified Party is entitled to indemnification under this paragraph 9 and (3) Insurer will remain responsible for any costs the Indemnified Party may incur resulting from the Indemnified Claim to the extent such costs are liabilities for which the Indemnified Party is entitled to indemnification under this paragraph 9. If the Indemnified Party has not assumed the defense of an Uncovered Claim as contemplated by paragraph 9.a.iii, Insurer is not responsible in any way for any liabilities or orders resulting from not responding to or defending such Uncovered Claim, provided that Insurer’s responsibility for Indemnified Claims will not be altered in any way.

v.
Notwithstanding anything in this Commitment Agreement to the contrary, this paragraph 9 will not be deemed to supersede or extinguish any rights of Independent Fiduciary or Company pursuant to the IF Engagement Letter.

b.
Claims, Payment and Treatment of Payments. On each occasion that any Indemnified Party is entitled to indemnification under this paragraph 9, Insurer will, at each such time, promptly pay the amount of such indemnification within ten business days following receipt of an invoice for out-of-pocket expense, fees or other amounts for which it is liable under this paragraph 9. Any indemnification payments made pursuant to this Commitment Agreement will be treated for tax purposes as an adjustment to the premium for the Contract, unless otherwise required by applicable law.

10.
Confidentiality. It is understood that, in connection with the negotiation of this Commitment Agreement as well as in previous discussions and interactions involving the matters addressed by this Commitment Agreement, each party has received and will receive from the other parties business and technical information or processes, stored in any medium, to the extent the same is reasonably construed or generally accepted as containing a trade secret, proprietary or confidential information of or belonging to any party, its representatives, its affiliates or its affiliates’ representatives, including Company and Plan administrative practices, [ * * * ], know-how and trade secrets, customer or client requirements and lists, [ * * * ], technology, software and data processing procedures, insurance, actuarial, accounting and financial data, management systems, records and any other information that is designated as confidential, the portions

***CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION***

of any reports or other documents prepared by any professional engaged in connection with this Commitment Agreement and any report or other document prepared by a receiving party that contains or incorporates a trade secret, proprietary or confidential information of a disclosing party (“Confidential Information”). Confidential Information includes information communicated orally, in writing or in any other recorded or tangible form, information supplied by the disclosing party and information delivered prior to the Commitment Agreement Date pursuant to the IFID NDA or the Company NDA. Information received by the receiving party containing trade secrets or proprietary or confidential information constitutes Confidential Information. Except as set forth in this Commitment Agreement (including except as expressly permitted or contemplated by the other provisions of this Commitment Agreement), the parties will not use the Confidential Information of another disclosing party except in connection with the performance of their respective obligations under this Commitment Agreement and will not disclose (and will cause their respective representatives, affiliates and affiliates’ representatives not to disclose) any Confidential Information received from another party, the Plan or their respective representatives, affiliates or affiliates’ representatives, except to such receiving party’s representatives, affiliates and affiliates’ representatives that have a need to know and have agreed to maintain the confidentiality of Confidential Information in accordance with this paragraph 10 (or are otherwise bound). The disclosing party is and will be an express third-party beneficiary of such agreement by such receiving party’s representatives, affiliates and affiliates’ representatives.

a.
This paragraph 10 will not apply with respect to Confidential Information that the receiving party can demonstrate is or was (i) already known to the receiving party or its affiliates or representatives prior to the confidential disclosure by the disclosing party or any of its affiliates or representatives, other than through a breach of an obligation of confidentiality of the disclosing party, (ii) independently developed by the receiving party or its affiliates or representatives not in violation or breach of this Commitment Agreement or any other confidentiality obligation to the disclosing party (such as the IFID NDA, the Company NDA or any retention agreement with a firm or professional in connection with this Commitment Agreement), (iii) already known to the public without breach of confidence by the receiving party or any of its affiliates, (iv) received by the receiving party from a third party without restrictions on its use in favor of the disclosing party, whether by law or contract, or (v) subject to prior compliance with paragraph 10.b, required to be disclosed pursuant to any applicable law, stock exchange regulation, regulatory agreement, provision or request, court order, subpoena or other legal process.

b.
This paragraph 10 will not apply from and after the Closing to restrict the use or disclosure by Insurer of any Confidential Information related to [ * * * ] received from another disclosing party, provided that Insurer will use such Confidential Information only in compliance with all applicable laws relating to privacy of personally identifying information. For the avoidance of doubt, this paragraph 10.b does not apply to Confidential Information regarding Company or the Plan (other than to the extent required in connection with the Contract).

c.
Except as otherwise provided in this Commitment Agreement, if any party, its representatives, its affiliates or its affiliates’ representatives receives a request, subpoena, demand or order for disclosure or becomes required by law or stock exchange rule or regulation to disclose any Confidential Information (a “Compelled Disclosing Party”), such Compelled Disclosing Party will, if legally permissible, promptly, and in no case more than five business days following receipt of such a request,

***CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION***

subpoena, demand or order (so long as it is (i) permitted by law or by such request, subpoena, demand or order of a governmental authority to provide such notification and (ii) not contrary to any applicable request, demand or order of, or agreement with, a governmental authority), notify the other parties to afford them the opportunity to object or seek a protective order or other remedy, including a protective order requiring Confidential Information to be submitted under seal and for the return and destruction of Confidential Information or copies thereof following the conclusion of any action, prior to the disclosure of any such Confidential Information. The Compelled Disclosing Party will, to the extent (i) permitted by law or by the request, subpoena, demand or order of a governmental authority requiring the disclosure of Confidential Information and (ii) not contrary to any applicable request, demand or order of, or agreement with, a governmental authority, cooperate with the other party’s efforts to obtain such protective order at such other party’s cost and expense. If such protective order or other remedy is not sought or obtained, only that portion of Confidential Information that the Compelled Disclosing Party in good faith believes is legally required to be provided may be disclosed and such Compelled Disclosing Party will request that appropriate confidential treatment will be accorded to such Confidential Information.

d.
Any engagement letter between any of the parties, on the one hand, and each professional engaged in connection with this Commitment Agreement, on the other hand, will include undertakings by such professional to maintain the confidentiality of Confidential Information in accordance with this paragraph 10 and to clearly mark any reports or other work product prepared in connection with such engagement as confidential and not subject to disclosure except as permitted by this paragraph 10.

e.
Insurer will comply with all applicable laws and regulations, including those laws relating to privacy, data protection and the safeguarding of such information, governing the confidential information of any Annuitized Life. Insurer will comply in all material respects with any internal written policies relating to the confidential information of any Annuitized Life as in effect from time to time.

f.
The parties acknowledge and agree that this paragraph 10 will supersede the Company NDA or the IFID NDA. Notwithstanding the foregoing, this paragraph 10.f will not relieve any party from liability for breaches of the Company NDA or the IFID NDA that have occurred prior to the date of this Commitment Agreement.

11.	Termination.

a.	Termination. This Commitment Agreement may be terminated at any time before the Closing Date by Company or Insurer:

i.
If the Closing has not occurred by or on [ * * * ] (the “Outside Date”), provided that such right to terminate this Commitment Agreement will not be available to a party to this Commitment Agreement if any of its actions or failures to perform any of its obligations under this Commitment Agreement resulted in the failure of the Closing to occur on or before the Outside Date, and provided, further that in the event the Closing does not occur on or prior to [ * * * ], Company may deliver a request to Insurer on or prior to [ * * * ] that the Closing Date be extended and, if Company timely delivers such a notice to Insurer, (I) Insurer will use commercially reasonable efforts to deliver to Company and Independent Fiduciary a written, good-faith revision of the Closing Premium Amount by no later than [ * * * ] (a “Re-Pricing Offer”), [ * * * ], (II) Company will deliver

***CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION***

a written response to Insurer either accepting or rejecting the Re-Pricing Offer within one business day following Insurer’s delivery of the Re-Pricing Offer to Company, and (III) (x) if Company accepts the Re-Pricing Offer, the Closing will occur on [ * * * ] or such earlier date as agreed by the parties, and (y) if Company rejects the Re-Pricing Offer, this Commitment Agreement will immediately terminate;

ii.
If the other party has materially breached its obligations with respect to this Commitment Agreement and not cured the breach within 30 days after written notice by the non-breaching party (without limiting any other rights of the non-breaching party); or

iii.	By mutual agreement between Company and Insurer.

b.
Effect of Termination and Survival. If this Commitment Agreement is terminated pursuant to this paragraph 11, all rights and obligations of the parties under this Commitment Agreement will terminate upon such termination and will become null and void, except that paragraphs 10 (Confidentiality), 12 (Definitions), 13 (Miscellaneous) and this paragraph 11.b (Effect of Termination and Survival) will survive any such termination and no party will otherwise have any liability to any other party under this Commitment Agreement. However, nothing in this paragraph 11.b will relieve any party from liability for any fraud or willful and material breach of this Commitment Agreement.

12.	Definitions. For purposes of this Commitment Agreement, the following defined terms will have the following meanings:

a.	[ * * * ]

b.
“Annuitized Life” means each annuitant, contingent annuitant, deferred annuitant, dependent spouse, alternate payee, beneficiary or any other payee, in each case, as set forth on the annuity exhibit to the Contract.

c.	“Annuity Commencement Date” means [ * * * ].

d.	“Annuity Exhibit File” is defined in paragraph 2.b.

e.	“Annuity Payment” has the meaning provided in the Contract.

f.	“Asset Eligibility Criteria” is defined in Schedule 11.

g.
“Base File” means the tabs [ * * * ] in the data file titled [ * * * ] provided by Company (via Mercer (US) Inc.) to Insurer via the Mercer Pension Risk Exchange at 7:03 p.m. eastern daylight time on [ * * * ].

h.	“Call Center” is defined in paragraph 6.b.

i.	“Check Register” is defined in Schedule 8.

j.	“Closing” is defined in paragraph 1.

k.	“Closing Date” is defined in paragraph 1.

***CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION***

l.	“Closing Date Transfers” is defined in paragraph 3.a.

m.	“Closing Premium Amount” is defined in paragraph 3.a.

n.	“Code” means the Internal Revenue Code of 1986, as amended, and the applicable Treasury Regulations issued thereunder.

o.	“Commitment Agreement” is defined in the preamble.

p.	“Commitment Agreement Date” is defined in the title of this Commitment Agreement.

q.	“Company” is defined in the preamble.

r.	“Company Contact” is defined in paragraph 6.b.

s.	“Company NDA” means the Non-Disclosure Agreement, dated February 15, 2017, between Company and Insurer.

t.	“Compelled Disclosing Party” is defined in paragraph 10.c.

u.	“Confidential Information” is defined in paragraph 10.

v.	“Contract” is defined in the preamble.

w.	“Contract Issuance” is defined in paragraph 2.

x.	[ * * * ]

y.	[ * * * ]

z.	[ * * * ]

aa.	“Data Changes” is [ * * * ].

bb.	“Data Corrections” is [ * * * ].

cc.	“Data Exception Payee” means [ * * * ].

dd.	“Data Finalization Date” means 20 business days before the Final True-Up Date.

ee.	“Data Load File” is defined in Schedule 8.

ff.	“Data Load File Sign-Off” is defined in Schedule 8.

gg.	[ * * * ]

hh.	“Eligible Asset” means each asset listed on Schedule 2 that [ * * * ].

ii.	“Enforceability Exceptions” is defined in paragraph 4.a.viii.

***CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION***

jj.	“ERISA” means Employee Retirement Income Security Act of 1974, as amended, and any federal agency regulations promulgated thereunder that are currently in effect and applicable.

kk.	“ERISA Requirements” means all of the applicable requirements of ERISA and applicable guidance promulgated thereunder, including Interpretive Bulletin 95-1.

ll.
“Fair Market Value” means the fair market value for [ * * * ] as of the close of business on the [ * * * ] including, without duplication [ * * * ] as indicated by the [ * * * ].  If the [ * * * ] is not available or no fair market values are indicated for [ * * * ] by [ * * * ] the fair market value for such [ * * * ] will be determined by [ * * * ].  If the [ * * * ] is not available or no fair market values are indicated for [ * * * ] the fair market value for such [ * * * ] will be determined by [ * * * ].  The [ * * * ] as of the close of business [ * * * ] will be used in determining fair market value.  For certain [ * * * ], fair market value will be determined by [ * * * ]. In any case, the market value of [ * * * ] will be determined by the [ * * * ] effective for the [ * * * ].  For purposes of paragraph [ * * * ], which relates to [ * * * ] the reference in this definition to [ * * * ] will instead refer to [ * * * ]. Any such updated [ * * * ] shall only be based on [ * * * ] and shall not take into account any [ * * * ] made on or after [ * * * ].

mm.	“Final [ * * * ]” is [ * * * ].

nn.	“Final Production Data File” is defined in Schedule 8.

oo.	“Final True-Up Date” means the date that is 78 days after the date on which the mailing of annuity certificates pursuant to paragraph 9.c is completed.

pp.	“Final True-Up File” is defined in paragraph 3.f.i.

qq.	[ * * * ]

rr.	“IF Engagement Letter” is defined in paragraph 4.a.v.

ss.	“IFID NDA” means the Non-Disclosure Agreement, dated March 23, 2017, between Independent Fiduciary and Insurer.

tt.	“Independent Fiduciary” is defined in the preamble.

uu.	“Indemnified Claims” is defined in paragraph 9.

vv.	“Indemnified Party” is defined in paragraph 9.

ww.	[ * * * ]

xx.	“Insurer” is defined in the preamble.

yy.	[ * * * ]

zz.	“Interim Data Finalization Date” means [ * * * ].
aaa. “Interim Post-Closing [ * * * ]” is [ * * * ].

***CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION***

bbb.	“Interim True-Up Date” means [ * * * ].

ccc.	"Interim True-Up File” is defined in paragraph 3.e.i.

ddd.	“Lien” means any lien, mortgage, security interest, pledge, deposit, encumbrance, restrictive covenant or other similar restriction.

eee.	[ * * * ]
fff.    [ * * * ]
ggg.    “NAIC” is defined in Schedule 12.
hhh.    [ * * * ]
iii.    [ * * * ]

jjj.	“Outside Date” is defined in paragraph 11.a.i.
kkk. “Permitted Liens” means (i) any Liens created by operation of law in respect of restrictions on transfer of securities (other than restrictions relating to the transfer of a Transferred Asset on the Closing Date in violation of applicable law) or (ii) with respect to any Transferred Asset, any transfer restrictions or other limitations on assignment, transfer or the alienability of rights under any indenture, debenture or other similar governing agreement to which such assets are subject (other than restrictions relating to the transfer of such an asset on the Closing Date in violation of any such restriction).
lll.    “Plan” is defined in the preamble.
mmm.    “Plan Asset” means an asset of the Plan within the meaning of ERISA.
nnn. “Plan Custodian” means Hartford Life Insurance Company.
ooo. “Plan Governing Documents” is defined in paragraph 4.a.viii.
ppp.    “Projected RBC Ratio” means, as of the day of determination, the projection of the RBC Ratio as of [ * * * ], as calculated under the method set forth on Schedule 12.
qqq.    “RBC Ratio” means the company action level risk-based capital ratio of Insurer [ * * * ].
rrr.    “Re-Pricing Offer” is defined in paragraph 11.a.i.
sss.    “Required Data” is defined in paragraph 2.b.ii.
ttt.    “Schedule 2 Asset” means each asset listed from time to time on Schedule 2, including any updated Schedule 2 pursuant to paragraph 3.b, that is not [ * * * ].
uuu.    “SEC” is defined in paragraph 7.d.

***CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION***

vvv.    “Transferred Asset” means each Eligible Asset transferred pursuant to paragraph 3 and received by Insurer. [ * * * ]
www. “Uncovered Claim” is defined in paragraph 9.a.iii.
xxx.    “Update File” is defined in Schedule 8.
yyy.    “Welcome Kit” is defined in paragraph 8.b.

13.
Miscellaneous. The parties each hereby acknowledge that they jointly and equally participated in the drafting of this Commitment Agreement and all other agreements it contemplates, and no presumption will be made that any provision of this Commitment Agreement will be construed against any party by reason of such role in the drafting of this Commitment Agreement or any other agreement contemplated hereby. The Schedules to this Commitment Agreement are incorporated by reference and made a part of this Commitment Agreement as if set forth fully in this Commitment Agreement. No amendment of any of the provisions of this Commitment Agreement will be effective unless set forth in writing and signed by each party. No waiver by any party of any of the provisions of this Commitment Agreement will be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Commitment Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege under this Commitment Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

This Commitment Agreement will be governed by, construed and interpreted in accordance with the laws of the State of New York, excluding those provisions relating to conflicts of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the Courts of the State of New York in respect of all matters arising out of or in connection with this Commitment Agreement. The parties agree that irreparable damage would occur if any of the provisions of this Commitment Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party will be entitled to an injunction or injunctions to prevent breaches of this Commitment Agreement by the breaching party and to enforce specifically the terms and provisions of this Commitment Agreement, in addition to any other remedy to which such party is entitled at law or in equity. To the fullest extent permitted by law, none of the parties will be liable to any other party for any punitive or exemplary damages of any nature in respect of matters arising out of this Commitment Agreement.
Company acknowledges and agrees that (a) Insurer’s [ * * * ] constitute confidential trade secrets of Insurer and (b) Insurer will not be required to provide [ * * * ] to Company or, except for a disclosure to an independent third-party pursuant to the following sentence, any other person or entity under any circumstances. In the event of any dispute in respect of [ * * * ], the sole resource of Company will be to retain, at its sole cost and expense, an independent third-party to calculate [ * * * ] by [ * * * ]. Such independent third-party must (1) be reasonably acceptable to Insurer and (2) execute a non-disclosure agreement with Insurer in form and substance reasonably acceptable to Insurer. Subject to satisfaction of clauses (1) and (2) in the preceding sentence, the independent third-party may obtain [ * * * ] from Insurer to perform the calculation described in this paragraph. The determination of such independent third-party will be final, binding and conclusive on the parties. Company acknowledges and agrees that the agreements contained in this

***CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION***

paragraph are an integral part of the transactions contemplated by this Commitment Agreement and that, without these agreements, Insurer would not enter into this Commitment Agreement.
[Remainder of Page Intentionally Left Blank]

***CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION***

IN WITNESS WHEREOF, Company, Insurer and Independent Fiduciary have executed this Commitment Agreement as of the date first written above.

THE HARTFORD FINANCIAL SERVICES GROUP, INC., acting solely in its capacity as Plan Sponsor and Settlor of the Plan	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
By: ____________________________________	By: ____________________________________
Print Name: _____________________________	Print Name: _____________________________
Title: ___________________________________	Title: ___________________________________

STATE STREET GLOBAL ADVISORS TRUST COMPANY, acting solely in its capacity as Independent Fiduciary of the Plan
By: ____________________________________
Print Name: _____________________________
Title: ___________________________________

Commitment Agreement Signature Page
***CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION***